AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), entered into and effective as of February 4, 2019 (the “Effective Date”), is by and between InspireMD, Inc., a Delaware corporation (the “Company”), and James J. Barry PhD, an individual (the “Executive”). This Agreement amends, restates and supersedes that certain Employment Agreement by and between the Company and the Executive dated July 14, 2014, including any amendments thereto, in its entirety.

PRELIMINARY STATEMENTS

A. The Company continues to desire to employ the Executive as its President and Chief Executive Officer.

B. The Company and the Executive desire to set forth in writing the terms and conditions of their agreement and understanding with respect to the employment of the Executive as its President and Chief Executive Officer.

C. Capitalized terms used herein and not otherwise defined have the meaning for them set forth on Exhibit A attached hereto and incorporated herein by reference.

The parties, intending to be legally bound, hereby agree as follows:

I. EMPLOYMENT AND DUTIES

1.1 Duties. The Company hereby employs the Executive as an employee, and the Executive agrees to be employed by the Company, upon the terms and conditions set forth herein. While serving as an employee of the Company, the Executive shall serve as President and Chief Executive Officer of the Company. The Executive shall report to the Board and shall have such power and authority and perform such duties, functions and responsibilities as are associated with and incident to such positions, and as the Board may from time to time require of him; provided, however, that such authority, duties, functions and responsibilities are commensurate with the power, authority, duties, functions and responsibilities generally performed by the President and Chief Executive Officer of public companies which are similar in size and nature to, and the financial position of, the Company, including, but not limited to, management responsibility for the operations and administration of the Company. The Executive also agrees to serve, if elected, as an officer of any other direct or indirect subsidiary of the Company or InspireMD Ltd., the wholly-owned subsidiary of the Company (“Subsidiary”), in each such case at no compensation in addition to that provided for in this Agreement, but the Executive serves in such positions solely as an accommodation to the Company and such positions shall grant him no rights hereunder. The Company will use reasonable efforts to cause the Executive to serve as a member of the Board, without any additional compensation, as long as the Executive continues to serve as its President and Chief Executive Officer.

1.2 Services. During the Term (as defined in Section 1.3), and excluding any periods of vacation, sick leave or Disability, the Executive agrees to devote his full business time, attention and efforts to the business and affairs of the Company. During the Term, it shall not be a violation of this Section 1.2 for the Executive to (a) serve on civic or charitable boards or committees, (b) serve on three (3) for-profit corporate boards (in addition to the Company’s Board of Directors) at any one time (provided that such activities do not create a conflict with Executive’s employment hereunder as determined by the Board in its reasonable discretion), (c) deliver lectures or fulfill speaking engagements, or (d) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities in accordance with this Agreement. The Executive must request the Board’s written consent to serve on a corporate board, which consent shall be at the Board’s reasonable discretion and only so long as such service does not interfere with the performance of his responsibilities hereunder.

1.3 Term of Employment. Unless sooner terminated by either party as provided in Articles IV and V hereunder, or extended upon the mutual agreement of the parties, the term of this Agreement shall continue until December 31, 2020 (the “Term”). The Executive shall resign as a member of the Board at the end of the Term if requested by the Company.

II. COMPENSATION

2.1 General. The base salary (as set forth in Section 2.2) and Incentive Compensation (as defined in Section 2.3) payable to the Executive hereunder, as well as any stock-based compensation, including stock options, stock appreciation rights and restricted stock grants, shall be determined from time to time by the Board and paid pursuant to the Company’s customary payroll practices or in accordance with the terms of the applicable stock-based Plans (as defined in Section 2.4). The Company shall pay the Executive in cash, in accordance with the normal payroll practices of the Company, the base salary and Incentive Compensation set forth below. For the avoidance of doubt, in providing any compensation payable in stock, the Company may withhold, deduct or collect from the compensation otherwise payable or issuable to the Executive a portion of such compensation to the extent required to comply with applicable tax laws to the extent such withholding is not made or otherwise provided for pursuant to the agreement governing such stock-based compensation.

2.2 Base Salary. The Executive shall be paid a base salary of no less than $33,333.33 per month ($400,000 on an annualized basis) while he is employed by the Company during the Term, payable in accordance with the Company’s normal payroll practices; provided, however, that nothing shall prohibit the Company from reducing the base salary as part of an overall cost reduction program that affects all senior executives of the Company Group and does not disproportionately affect the Executive, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the minimum base salary amount set forth above (or, if the minimum base salary amount has been increased during the Term, 90% of such increased amount). The base salary shall be reviewed annually by the Board for increase (but not decrease, except as permitted above) as part of the Company’s annual compensation review, and any increased amount shall become the base salary under this Agreement.

2.3 Bonus or other Incentive Compensation. During the Term, the Executive shall be eligible to receive annual bonus compensation in an amount equal to 100% of his base salary (the “Annual Bonus”) upon the achievement of reasonable target objectives and performance goals as may be determined by the Board in consultation with the Executive (the “Goals”). In the event the Executive’s actual performance exceeds the Goals, the Board may, in its sole discretion, pay the Executive bonus compensation of more than 100% of the Annual Bonus. In each case, the Annual Bonus shall be payable in accordance with the Company’s annual bonus plan (the “Bonus Plan”). Amounts payable under the Bonus Plan shall be determined by the Board and shall be payable following such fiscal year and no later than two and one-half months after the end of such fiscal year. Amounts paid will be less than the Annual Bonus or nothing if the Goals are not met as set forth under the terms of the Bonus Plan. Any bonus or incentive compensation under this Section 2.3, the Bonus Plan or otherwise is referred to herein as “Incentive Compensation.” Stock-based compensation shall not be considered Incentive Compensation under the terms of this Agreement unless the parties expressly agree otherwise in writing. The payment of any Incentive Compensation shall be subject to all federal, state and withholding taxes, social security deductions and other general withholding obligations.

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2.4 Stock Compensation. The Executive has received grants of stock subject to the terms and conditions of the applicable agreements, and the Company’s 2013 Long Term Incentive Plan or other stock-based compensation plans as the Company may have established or may establish from time to time (collectively, the “Plans”). In addition, on the Effective Date, the Company shall grant the Executive 2,000,000 shares of Restricted Stock (the “RS Grant”). The RS Grant will be governed in full by the terms and conditions of the Plans and the Executive’s individual RS Grant agreement to be entered into between the Company and the Executive as of the Effective Date. Furthermore, upon the achievement of the criteria set forth separately by mutual agreement of the Board and the Executive, the Executive shall be eligible to receive, as soon as practicable, subject to Board approval, an equity grant relating to the number of shares of the Company’s common stock equal to 5% of the Company’s outstanding common stock on the date of such grant (inclusive of, rather than in addition to, the shares granted as part of the RS Grant) (the “Equity Bonus”), subject to the terms and conditions of the applicable Plans and applicable agreement(s). The Equity Bonus shall be comprised of as close as is practicable to 50% stock options and 50% shares of Restricted Stock. The Executive will also be eligible to receive additional stock based compensation whether stock options, stock appreciation rights, restricted stock grants, or otherwise under the Plans, at the sole discretion of the Board.

2.5 Accrued Unpaid Vacation. The Executive shall receive payment for any accrued by unused vacation time through the calendar year 2018, payable on the Company’s first regular payroll date after December 31, 2018.

III. EMPLOYEE BENEFITS

3.1 General. Subject only to any post-employment rights under Article V, so long as the Executive is employed by the Company pursuant to this Agreement, he shall be eligible for the following benefits to the extent generally available to senior executives of the Company or by virtue of his position, tenure, salary and other qualifications. Any eligibility shall be subject to and in accordance with the terms and conditions of the Company’s benefits policies and applicable plans (including as to deductibles, premium sharing, co-payments or other cost-splitting arrangements).

3.2 Employee Benefits. During the Term and subject to any contribution therefor generally required of senior executives of the Company, the Executive shall be entitled to participate in such employee benefit plans and benefit programs as are made available by the Company to the Company’s senior executives. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time, as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

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3.3 Vacation. The Executive shall be entitled to 4 weeks paid vacation per 12-month period.

3.4 Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by the Executive in performing his duties under this Agreement. Reimbursement of the Executive for such expenses will be made upon presentation to the Company of expense vouchers that are in sufficient detail to identify the nature of the expense, the amount of the expense, the date the expense was incurred and to whom payment was made to incur the expense, all in accordance with the expense reimbursement practices, policies and procedures of the Company.

IV. TERMINATION OF EMPLOYMENT

4.1 Termination by Mutual Agreement. The Executive’s employment may be terminated at any time during the Term by mutual written agreement of the Company and the Executive.

4.2 Death. The Executive’s employment hereunder shall terminate upon his death.

4.3 Disability. In the event the Executive incurs a Disability for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months, the Company may, at its election, terminate the Executive’s employment during or after the Term by delivering a Notice of Termination (as defined in Section 4.8) to the Executive 30 days in advance of the date of termination.

4.4 Good Reason. The Executive may terminate his employment at any time during or after the Term for Good Reason by delivering a Notice of Termination to the Company 30 days in advance of the date of termination; provided, however, that the Executive agrees not to terminate his employment for Good Reason until the Executive has given the Company at least 30 days’ in which to cure the circumstances set forth in the Notice of Termination constituting Good Reason and if such circumstances are not cured by the 30th day, the Executive’s employment shall terminate on such date. If the circumstances constituting Good Reason are remedied within the cure period to the reasonable satisfaction of the Executive, such event shall no longer constitute Good Reason for purposes of this Agreement and the Executive shall thereafter have no further right hereunder to terminate his employment for Good Reason as a result of such event. Unless the Executive provides written notification of an event described in the definition of Good Reason within 90 days after the Executive has actual knowledge of the occurrence of any such event, the Executive shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement.

4.5 Termination without Cause. The Company may terminate the Executive’s employment at any time during or after the Term without Cause by delivering to the Executive a Notice of Termination 30 days in advance of the date of termination; provided that as part of such notice the Company may request that the Executive immediately tender the resignations contemplated by Section 4.9 and otherwise cease performing his duties hereunder. The Notice of Termination need not state any reason for termination and such termination can be for any reason or no reason. The date of termination shall be the date set forth in the Notice of Termination.

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4.6 Cause. The Company may terminate the Executive’s employment at any time during or after the Term for Cause by delivering a Notice of Termination to the Executive. The Notice of Termination shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board an event constituting Cause has occurred and specifying the particulars thereof. A Notice of Termination for Cause may not be delivered unless in conjunction with such Board meeting the Executive was given reasonable notice and the opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote. If the event constituting Cause for termination is other than as a result of a breach or violation by the Executive of any provision of Article VI and only if the event constituting Cause is curable, then the Executive shall have 30 days from the date of the Notice of Termination to cure such event described therein to the reasonable satisfaction of the Board in its sole discretion and, if such event is cured by the Executive within the cure period, such event shall no longer constitute Cause for purposes of this Agreement and the Company shall thereafter have no further right to terminate the Executive’s employment for Cause as a result of such event. The Executive shall have no other rights under this Agreement to cure an event that constitutes Cause. Unless the Company provides written notification of an event described in the definition of Cause within 90 days after the Company knows or has reason to know of the occurrence of any such event, the Company may not terminate the Executive for Cause unless such event is recurring or uncurable. Knowledge shall mean actual knowledge of any member of the Board or any of the Company’s senior executives.

4.7 Voluntary Termination by the Executive. The Executive may voluntarily terminate his employment at any time during or after the Term by delivering to the Company a Notice of Termination 30 days in advance of the date of termination (a “Voluntary Termination”). For purposes of this Agreement, a Voluntary Termination shall not include a termination of the Executive’s employment by reason of death or for Good Reason. A Voluntary Termination shall not be considered a breach or other violation of this Agreement.

4.8 Notice of Termination. Any termination of employment under this Agreement by the Company or the Executive requiring a notice of termination shall require delivery of a written notice by one party to the other party (a “Notice of Termination”). A Notice of Termination must indicate the specific termination provision of this Agreement relied upon and the date of termination. It must also set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, other than in the event of a Voluntary Termination or termination without Cause. The date of termination specified in the Notice of Termination shall comply with the time periods required under this Article IV, and may in no event be earlier than the date such Notice of Termination is delivered to or received by the party getting the notice. If the Executive fails to include a date of termination in any Notice of Termination he delivers, the Company may establish such date in its sole discretion. No Notice of Termination under Section 4.4 or 4.6 shall be effective until the applicable cure period, if any, shall have expired without the Company or the Executive, respectively, having corrected the event or events subject to cure to the reasonable satisfaction of the other party. The terms “termination” and “termination of employment,” as used herein are intended to mean a termination of employment which constitutes a “separation from service” under Section 409A.

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4.9 Resignations. Upon ceasing to be an employee of the Company for any reason, or earlier upon request by the Company pursuant to Sections 4.5 or 4.6, the Executive agrees to immediately tender written resignations to the Company with respect to all officer and director positions he may hold at that time with any member of the Company or Subsidiary.

V. PAYMENTS ON TERMINATION

5.1 Death; Disability; Resignation for Good Reason; Termination without Cause. If at any time during the Term the Executive’s employment with the Company is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5, the Executive shall be entitled to the payment and benefits set forth below only. If at any time after the Term the Executive’s employment with the Company is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5, the Executive shall be entitled to the payment and benefits set forth in (a), (b) and the specified provisions of (c) only.

(a) any unpaid base salary and accrued unpaid vacation (notwithstanding any Company policy to the contrary) then owing through the date of termination or Incentive Compensation that is as of such date actually earned or owing under Article II, but not yet paid to the Executive, which amounts shall be paid to the Executive on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law; provided, however, that the Executive shall be entitled to receive the pro rata amount of any Bonus Plan Incentive Compensation for the fiscal year of his termination of employment (based on the number of business days he was actually employed by the Company during the fiscal year in which the termination of employment occurs and assuming full achievement of all applicable goals under the Bonus Plan) that he would have received had his employment not been terminated during such year. Nothing in the foregoing sentence is intended to give the Executive greater rights to such Incentive Compensation than a pro rata portion of what he would ordinarily be entitled to under the Bonus Plan Incentive Compensation that would have been applicable to him had his employment not been terminated (assuming full achievement of all applicable goals under the Bonus Plan), it being understood that the Executive’s termination of employment shall not be used to disqualify the Executive from or make him ineligible for a pro rata portion of the Bonus Plan Incentive Compensation to which he would otherwise have been entitled (assuming full achievement of all applicable goals under the Bonus Plan). The pro rata portion of Bonus Plan Incentive Compensation shall, subject to Section 7.16, be paid at the time such Incentive Compensation is paid to senior executives of the Company (“Severance Bonus Payment Date”) but in no event later than two and one-half months after the end of such fiscal year.

(b) a one-time lump sum severance payment in an amount equal to $850,000. The lump sum severance payment shall be paid on the Company’s first payroll date after the Executive’s signing the release described in Section 5.4 and the expiration of any applicable revocation period, subject, in the case of termination other than as a result of the Executive’s death, to Section 7.16; provided, however, that in the event that the time period for return of the release and expiration of the applicable revocation period begins in one taxable year and ends in a second taxable year, such payment shall not be made until the second taxable year if necessary to comply with Section 409A of the Code.

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(c) one hundred percent (100%) of all unvested stock options, restricted stock shares, restricted stock units, stock appreciation rights or similar stock-based rights granted to the Executive shall vest and, if applicable, be immediately exercisable and any risk of forfeiture included in such restricted or other stock grants previously made to the Executive shall immediately lapse. In addition, if the Executive’s employment is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5 during or after the Term, the Executive shall have two (2) years from the date of termination to exercise any outstanding stock options or stock appreciation rights. The extension of the exercise period set forth in this Section 5.1(c) shall occur notwithstanding any provision in any Plans or related grant documents which provides for a lesser vesting or shorter period for exercise upon termination by the Company without Cause (which for this purpose will include a termination for Good Reason), notwithstanding anything to the contrary in any Plans or grant documents; provided, however, and for the avoidance of doubt, nothing in this Agreement shall be construed as or imply that this Agreement does or can grant greater rights than are allowed under the terms and conditions of the Plans.

(d) to the fullest extent permitted by the Company’s then-current benefit plans, continuation of health, dental, vision and life insurance coverage, (but not pension, retirement, profit-sharing, severance or similar compensatory benefits), for the Executive and the Executive’s eligible dependents substantially similar to coverage they were receiving or which they were entitled to immediately prior to the termination of the Executive’s employment for the lesser of eighteen (18) months after termination or until the Executive secures coverage from new employment and the period of COBRA health care continuation coverage provided under Section 4980B of the Code shall run concurrently with the foregoing 18 month period. In order to receive such benefits, the Executive or his eligible dependents must continue to make any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination and nothing herein shall require the Company to be responsible for such items. If the Executive is a “specified employee” under Section 409A, the full cost of the continuation or provision of employee group welfare benefits (other than medical or dental benefits) shall be paid by the Executive until the earliest to occur of (i) the Executive’s death or (ii) the first day of the seventh month following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the first day of the seventh month following the Executive’s termination of employment, except that, as provided above, the Executive shall not receive reimbursement for any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination.

(e) a cash payment to the Executive in the amount of $25,000 which Executive may use towards the costs and expenses of executive outplacement services or an education program selected by the Executive. The payment shall be paid on the Company’s first regularly scheduled payroll date after the Executive’s signing the release described in Section 5.4 and the expiration of any applicable revocation period, subject, in the case of termination other than as a result of the Executive’s death, to Section 7.16, provided, however, that in the event that the time period for return of the release and expiration of the applicable revocation period begins in one taxable year and ends in a second taxable year, such payment shall not be made until the second taxable year if necessary to comply with Section 409A of the Code.

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(f) In the event that the Term and/or the Executive’s employment is not extended beyond December 31, 2020, the Executive shall be entitled to the consideration set forth in this Section 5.1 under the terms set forth herein. Notwithstanding the foregoing, in the event that the Executive shall not agree to an extension of the Agreement beyond December 31, 2020 even though the Company has offered to extend the Agreement beyond that date on terms that are no less favorable to the Executive than the terms and conditions of this Agreement, the one-time lump sum severance payment set forth in Section 5.1(b) shall instead be in the amount of $600,000.

(g) Any payments by the Company under Section 5.1(b) above pursuant to a termination under Section 4.2 or 4.3 shall be reduced by any payments received by the Executive pursuant to any of the Company’s employee welfare benefit plans providing for payments in the event of death or Disability to the extent such reduction is permitted by, and does not trigger an impermissible change in time or form of payment under, Section 409A of the Code.

5.2 Termination for Cause; Voluntary Termination. If at any time during or after the Term the Executive’s employment with the Company is terminated for Cause under Section 4.6 or upon a Voluntary Termination under Section 4.7, the Executive shall be entitled to only the following:

(a) any unpaid base salary and accrued unpaid vacation (notwithstanding any Company policy to the contrary) then owing through the date of termination or Incentive Compensation that is as of such date actually earned or owing under Article II, but not yet paid to the Executive, which amounts shall be paid to the Executive within 30 days of the date of termination. Nothing in this provision is intended to imply that the Executive is entitled to any partial or pro rata payment of Incentive Compensation on termination unless the Bonus Plan expressly provides as much under its specific terms.

(b) whatever rights, if any, that are available to the Executive upon such a termination pursuant to the Plans or any award documents related to any stock-based compensation such as stock options, stock appreciation rights or restricted stock grants. This Agreement does not grant any greater rights with respect to such items than provided for in the Plans or the award documents in the event of any termination for Cause or a Voluntary Termination.

5.3 Termination following a Change in Control. The Executive shall have no specific right to terminate this Agreement or right to any severance payments or other benefits solely as a result of a Change in Control. If during a Change in Control Period during or after the Term, (a) the Executive terminates his employment with the Company due to a termination for Good Reason pursuant to Section 4.4, or (b) the Company terminates the Executive’s employment pursuant to Section 4.5, the Executive shall be entitled to those payments that are set forth in Section 5.1. No other rights result from termination during a Change in Control Period; provided, however, that nothing in this Section 5.3 is intended to limit or impair the rights of the Executive under the Plans or any documents evidencing any stock-based compensation awards in the event of a Change in Control if such Plans or award documents grant greater rights than are set forth herein.

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5.4 Release. The Company’s obligation to pay or provide any benefits to the Executive following termination (other than in the event of death pursuant to Section 4.2) is expressly subject to the requirement that he execute and not breach or rescind a release relating to employment matters and the circumstances surrounding his termination in favor of the members of the Company Group and their officers, directors and related parties and agents, in a form reasonably acceptable to the Company at the time of Executive’s termination of employment. The Company shall deliver such release to the Executive within three business days following his termination of employment and the Executive shall be obligated to sign and return the release to the Company within 45 days of receipt of such release to receive any benefits or payments following termination.

5.5 Other Benefits. Except as expressly provided otherwise in this Article V, the provisions of this Agreement shall not affect the Executive’s participation in, or terminating distributions and vested rights under, any pension, profit-sharing, insurance or other employee benefit plan of the Company Group to which the Executive is entitled pursuant to the terms of such plans, or expense reimbursements he is otherwise entitled to under Section 3.4.

5.6 No Mitigation. It will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the termination of the Executive’s employment, and the protective provisions under Article VI contained herein will further limit the employment opportunities for the Executive. In addition, the Company’s severance pay policy applicable in general to its salaried employees does not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of severance compensation in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to seek other employment, or otherwise, to mitigate any payment provided for hereunder.

5.7 Limitation; No Other Rights. Any amounts due or payable under this Article V are in the nature of severance payments or liquidated damages, or both, and the Executive agrees that such amounts shall fully compensate the Executive, his dependents, heirs and beneficiaries and the estate of the Executive for any and all direct damages and consequential damages that they do or may suffer as a result of the termination of the Executive’s employment, or both, and are not in the nature of a penalty. Notwithstanding the above, no member of the Company Group shall be liable to the Executive under any circumstances for any consequential, incidental, punitive or similar damages. The Executive expressly acknowledges that the payments and other rights under this Article V shall be the sole monies or other rights to which the Executive shall be entitled to and such payments and rights will be in lieu of any other rights or remedies he might have or otherwise be entitled to. In the event of any termination under this Article V, the Executive hereby expressly waives any rights to any other amounts, benefits or other rights, including without limitation whether arising under current or future compensation or severance or similar plans, agreements or arrangements of any member of the Company Group (including as a result of changes in (or of) control or similar Change in Control events), unless the Executive’s entitlement to participate or receive benefits thereunder has been expressly approved by the Board. Similarly, no one in the Company Group shall have any further liability or obligation to the Executive following the date of termination, except as expressly provided in this Agreement.

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5.8 No Right to Set Off. The Company shall not be entitled to set off against amounts payable to the Executive hereunder any amounts earned by the Executive in other employment, or otherwise, after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

5.9 Adjustments Due to Excise Tax.

(a) If it is determined that any amount or benefit to be paid or payable to the Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of the Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to the Executive is subject to the Excise Tax. Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which the Executive would be subject in respect of such Payments.

(b) In the event it is determined that the Excise Tax may be imposed on the Executive prior to the possibility of any reductions being made pursuant to Section 5.9(a), the Company and the Executive agree to take such actions as they may mutually agree in writing to take to avoid any such reductions being made or, if such reduction is not otherwise required by Section 5.9(a), to reduce the amount of Excise Tax imposed.

(c) The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 5.9, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 5.9, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 5.9. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

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VI. PROTECTIVE PROVISIONS

Since the Executive will be serving as President and Chief Executive Officer and will have access to Confidential Information of the Company Group, the Executive agrees to the following restrictive covenants.

6.1 Noncompetition. Without the prior written consent of the Board (which may be withheld in the Board’s sole discretion), so long as the Executive is an employee of the Company or any other member of the Company Group and for a one-year period thereafter (the “Restricted Period”), the Executive agrees that he shall not anywhere in the Prohibited Area, for his own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business. For the avoidance of doubt, the Executive understands that this Section 6.1 prohibits the Executive from acting for himself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other Person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business. The parties agree that such prohibition shall not apply to the Executive’s passive ownership of not more than 5% of a publicly-traded company.

6.2 No Solicitation or Interference. During the Restricted Period (other than while an employee acting solely for the express benefit of the Company Group), the Executive shall not, whether for his own account or for the account or benefit of any other Person, throughout the Prohibited Area:

(a) request, induce or attempt to influence (i) any customer of any member of the Company Group who was a customer of any member of the Company Group at any time during the two-year period prior to the Executive’s date of termination, to limit, curtail, cancel or terminate any business it transacts with, or products or services it receives from or sells to, or (ii) any Person employed by (or otherwise engaged in providing services for or on behalf of) any member of the Company Group to limit, curtail, cancel or terminate any employment, consulting or other service arrangement, with any member of the Company Group. Such prohibition shall expressly extend to any hiring or enticing away (or any attempt to hire or entice away) any employee of the Company Group;

(b) solicit from or sell to any customer any products or services that any member of the Company Group provides or is planning to provide to such customer and that are the same as or substantially similar to the products or services that any member of the Company Group, sold or provided while the Executive was employed with, or providing services to, any member of the Company Group;

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(c) contact or solicit any customer for the purpose of discussing (i) services or products that are competitive with and the same or closely similar to those offered by any member of the Company Group during the two-year period prior to the Executive’s date of termination, or (ii) any past or present business of any member of the Company Group;

(d) request, induce or attempt to influence any supplier, distributor or other Person with which any member of the Company Group has a business relationship or to limit, curtail, cancel or terminate any business it transacts with any member of the Company Group; or

(e) otherwise interfere with the relationship of any member of the Company Group with any Person which is, or within one-year prior to the Executive’s date of termination was, doing business with, employed by or otherwise engaged in performing services for, any member of the Company Group.

6.3 Confidential Information. During the period of the Executive’s employment with the Company or any member of the Company Group and at all times thereafter, the Executive shall hold in secrecy for the Company all Confidential Information that may come to his knowledge, may have come to his attention or may have come into his possession or control while employed by the Company (or otherwise performing services for any member of the Company Group). Notwithstanding the preceding sentence, the Executive shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of inappropriate disclosure or use by the Executive in violation of this Section 6.3) or (b) the Executive is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of his duties to the Company under this Agreement, the Executive shall not use for his own benefit or disclose (or permit or cause the disclosure of) to any Person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During the Executive’s employment and as necessary to perform his duties under Section 1.1, the Company will provide and grant the Executive access to the Confidential Information. The Executive recognizes that any Confidential Information is of a highly competitive value, will include Confidential Information not previously provided the Executive and that the Confidential Information could be used to the competitive and financial detriment of any member of the Company Group if misused or disclosed by the Executive. The Company promises to provide access to the Confidential Information only in exchange for the Executive’s promises contained herein, expressly including the covenants in Sections 6.1, 6.2 and 6.4.

6.4 Inventions.

(a) The Executive shall promptly and fully disclose to the Company any and all ideas, improvements, discoveries and inventions, whether or not they are believed to be patentable (“Inventions”), that the Executive conceives of or first actually reduces to practice, either solely or jointly with others, during the Executive’s employment with the Company or any other member of the Company Group, and that relate to the business now or thereafter carried on or contemplated by any member of the Company Group or that result from any work performed by the Executive for any member of the Company Group.

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(b) The Executive acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company (or member of the Company Group) and are hereby assigned to the Company (or applicable member of the Company Group). During the term of the Executive’s employment with the Company (or any other member of the Company Group) and thereafter, whenever requested to do so by the Company, the Executive shall take such action as may be requested to execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or appropriate in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such Inventions and in order to assign and convey to the Company (or any other member of the Company Group) or their nominees the sole and exclusive right, title and interest in and to such Inventions.

(c) The Company acknowledges and agrees that the provisions of this Section 6.4 do not apply to an Invention: (i) for which no equipment, supplies, or facility of any member of the Company Group or Confidential Information was used; (ii) that was developed entirely on the Executive’s own time and does not involve the use of Confidential Information; (iii) that does not relate directly to the business of any member of the Company Group or to the actual or demonstrably anticipated research or development of any member of the Company Group; and (iv) that does not result from any work performed by the Executive for any member of the Company Group.

6.5 Return of Documents and Property. Upon termination of the Executive’s employment for any reason, the Executive (or his heirs or personal representatives) shall immediately deliver to the Company (a) all documents and materials containing Confidential Information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Company Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Company Group that are in the possession or under the control of the Executive.

6.6 Reasonableness; Remedies. The Executive acknowledges that each of the restrictions set forth in this Article VI are reasonable and necessary for the protection of the Company’s business and opportunities (and those of the Company Group) and that a breach of any of the covenants contained in this Article VI would result in material irreparable injury to the Company and the other members of the Company Group for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, the Company and any member of the Company Group shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as all other remedies to which any member of the Company Group may be entitled, at law, in equity or otherwise, without the need for the posting of a bond or by the posting of the minimum bond that may otherwise be required by law or court order.

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6.7 Extension; Survival. The Executive and the Company agree that the time periods identified in this Article VI, including, without limitation, the Restricted Period, will be stayed, and the Company’s obligation to make any payments or provide any benefits under Article V shall be suspended, during the period of any breach or violation by the Executive of the covenants contained herein. The parties further agree that this Article VI shall survive the termination or expiration of this Agreement for any reason. The Executive acknowledges that his agreement to each of the provisions of this Article VI is fundamental to the Company’s willingness to enter into this Agreement and for it to provide for the severance and other benefits described in Article V, none of which the Company was required to do prior to the date hereof. Further, it is the express intent and desire of the parties for each provision of this Article VI to be enforced to the fullest extent permitted by law. If any part of this Article VI, or any provision hereof, is deemed illegal, void, unenforceable or overly broad (including as to time, scope and geography), the parties express desire is that such provision be reformed to the fullest extent possible to ensure its enforceability or if such reformation is deemed impossible then such provision shall be severed from this Agreement, but the remainder of this Agreement (expressly including the other provisions of this Article VI) shall remain in full force and effect.

VII. MISCELLANEOUS

7.1 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via U.S. mail or recognized overnight delivery service or sent via confirmed e-mail or facsimile to the other party at its address set forth below in this Section 7.1, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered, three business days after mailed via U.S. mail or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be, to the following address:

If to the Company:

InspireMD, Inc.

Menorat Hamaor 4

Tel Aviv, Israel 67448

Attn: Board of Directors

Telephone:

Facsimile:

With a copy which shall not constitute notice to:

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, NY 10112-0015

Attn: Rick A. Werner, Esq.

Telephone No.: (212) 659-4974

Facsimile No.: (212) 884-8234

Email: rick.werner@haynesboone.com

If to the Executive, at the most recent address on file with the Company.

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7.2 Legal Fees.

(a) It is the intent of the Company that the Executive not be required to bear the legal fees and related expenses associated with the enforcement or defense of the Executive’s rights under this Agreement by litigation, arbitration or other legal action because having to do so would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, the parties hereto agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively and finally by binding arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall be responsible for its own fees, costs and expenses and shall pay to the Executive an amount equal to all reasonable attorneys’ and related fees, costs and expenses incurred by the Executive in connection with such arbitration unless the arbitrator determines that the Executive (a) did not commence or engage in the arbitration with a reasonable, good faith belief that his claims were meritorious or (b) the Executive’s claims had no merit and a reasonable person under similar circumstances would not have brought such claims. If there is any dispute between the Company and the Executive as to the payment of such fees and expenses, the arbitrator shall resolve such dispute, which resolution shall also be final and binding on the parties, and as to such dispute only the burden of proof shall be on the Company.

7.3 Severability. If an arbitrator or a court of competent jurisdiction determines that any term or provision hereof is void, invalid or otherwise unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such arbitrator or court shall replace such void, invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the void, invalid or unenforceable term or provision. For the avoidance of doubt, the parties expressly intend that this provision extend to Article VI of this Agreement.

7.4 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company, the Subsidiary and the Executive relating to the Executive’s employment by the Company. Nothing in this Agreement shall modify or alter the Indemnity Agreement or alter or impair any of the Executive’s rights under the Plans or related award agreements. In the event of any conflict between this Agreement and any other agreement between the Executive and the Company (or any other member of the Company Group), this Agreement shall control.

7.5 Amendment; Modification. Except for increases in base salary, and adjustments with respect to Incentive Compensation, made as provided in Article II, or changes that are expressly required by applicable law, this Agreement may be amended at any time only by mutual written agreement of the Executive and the Company; provided, however, that, notwithstanding any other provision of this Agreement or the Plans (or any award documents under the Plans), or Indemnity Agreement, the Company may reform this Agreement, the Plans (or any award documents under the Plans), or any provision thereof (including, without limitation, an amendment instituting a six-month waiting period before a distribution) or otherwise as contemplated by Section 7.16 below.

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7.6 Withholding. The Company shall be entitled to withhold, deduct or collect or cause to be withheld, deducted or collected from payment any amount of withholding taxes required by law, statutory deductions or collections with respect to payments made to the Executive in connection with his employment, termination (including Article V) or his rights hereunder, including as it relates to stock-based compensation.

7.7 Representations.

(a) The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b) The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

7.8 Governing Law; Jurisdiction. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the Commonwealth of Massachusetts without regard to any provision of that State’s rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the Commonwealth of Massachusetts. Except as otherwise provided in Section 7.2, all actions or proceedings arising out of this Agreement shall exclusively be heard and determined in state or federal courts in the Commonwealth of Massachusetts having appropriate jurisdiction. The parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein or any claim for forum nonconveniens.

7.9 Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by the Executive, the Company, and their respective heirs, executors, administrators, legal representatives, successors, and assigns. In the event of a Change in Control, the provisions of this Agreement shall be binding upon and inure to the benefit of the Company or entity resulting from such Change in Control or to which the assets shall be sold or transferred, which entity from and after the date of such Change in Control shall be deemed to be the Company for purposes of this Agreement. In the event of any other assignment of this Agreement by the Company, the Company shall remain primarily liable for its obligations hereunder; provided, however, that if the Company is financially unable to meet its obligations hereunder, the Subsidiary shall assume responsibility for the Company’s obligations hereunder pursuant to the guaranty provision following the signature page hereof. The Executive expressly acknowledges that the Subsidiary and other members of the Company Group (and their successors and assigns) are third party beneficiaries of this Agreement and may enforce this Agreement on behalf of themselves or the Company. Both parties agree that there are no third party beneficiaries to this Agreement other than as expressly set forth in this Section 7.9.

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7.10 Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 7.10 shall preclude (a) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the Person(s) entitled thereto.

7.11 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation in favor of any third party, or to execution, attachment, levy or similar process or assignment by operation of law in favor of any third party, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

7.12 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.13 Construction. The headings of articles or sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. References to days found herein shall be actual calendar days and not business days unless expressly provided otherwise.

7.14 Counterparts. This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

7.15 Effectiveness. This Agreement shall be effective as of the Effective Date when signed by the Executive and the Company.

7.16 Section 409A of the Code.

(a) It is the intent of the parties that payments and benefits under this Agreement are exempt from the provisions of Section 409A of the Code and, to the extent not so exempt, comply with Section 409A of the Code and, accordingly, to interpret, to the maximum extent permitted, this Agreement to be in compliance therewith. If the Executive notifies the Company in writing (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A of the Code and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the parties shall, in good faith, reform such provision to try to comply with Section 409A of the Code through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A of the Code. To the extent that any provision hereof is modified by the parties to try to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Section 409A of the Code. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection therewith.

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(b) If the Executive is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.16 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If a payment is to be made promptly after a date, it shall be made within sixty (60) days thereafter.

(c) Any expense reimbursement under this Agreement shall be made promptly upon Executive’s presentation to the Company of evidence of the fees and expenses incurred by the Executive and in all events on or before the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, except for (i) the limit on the amount of outplacement costs and expenses reimbursable pursuant to Section 5.1(e) and (ii) any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Code. If necessary to comply with Section 409A of the Code, the Executive will not be deemed to terminate employment unless such termination of employment also qualifies as a “separation from service” under Treasury Regulation Section 1.409A-1(h). Each payment of severance of other benefits that is subject to Section 409A of the Code is considered a separate payment under Treasury Regulation Section 1.409A-2(b).

7.17 Survival. As provided in Section 1.3 with respect to expiration of the Term, Articles VI and VII and specified parts of Articles IV and V, including parts relating to the Company’s obligations to provide payments or benefits to the Executive upon termination of employment or expiration of the Term, shall survive the termination or expiration of this Agreement for any reason.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

INSPIREMD, INC.		EXECUTIVE

/s/ Craig Shore		/s/ James J. Barry
Name:	Craig Shore	James J. Barry PhD, an individual
Title:	CFO

Guaranty by Subsidiary

Subsidiary (InspireMD, Ltd.) is not a party to this Agreement, but joins in this Agreement for the sole purpose of guaranteeing the obligations of the Company to pay, provide, or reimburse the Executive for all cash or other benefits provided for in this Agreement, including the provision of all benefits in the form of, or related to, securities of Subsidiary and to elect or appoint the Executive to the positions with Subsidiary and provide the Executive with the authority relating thereto as contemplated by Section 1.1 of this Agreement, and to ensure the Board will take the actions required of it hereby.

INSPIREMD, LTD.

/s/ Craig Shore
Name:	Craig Shore
Title:	CFO

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EXHIBIT A

Definitions

For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

“Board” shall mean the Board of Directors of the Company. Any obligation of the Board other than termination for Cause under this Agreement may be delegated to an appropriate committee of the Board, including its compensation committee, and references to the Board herein shall be references to any such committee, as appropriate.

“Cause” shall mean termination of the Executive’s employment because of the Executive’s: (i) commission of fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony or crime of similar gravity in the jurisdiction in which such conviction or guilty plea occurs; (iii) a material breach by the Executive of this Agreement, and the duties described therein, or any other agreement to which the Executive and the Company or a member of the Company Group are parties, including, without limitation, wrongful disclosure of Confidential Information or violation of Article VI of this Agreement; (iv) commission by the Executive of acts that are dishonest and demonstrably injurious to a member of the Company Group, monetarily or otherwise; (v) any violation by the Executive of any fiduciary duties owed by him to the Company or a member of the Company Group that causes injury to the Company, other than breaches of fiduciary duty also committed by other officers and members of the Board of Directors based on actions taken after consultation with, and the advice of, legal counsel; and (vii) willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange listing rule adversely affecting the Company Group.

“Change in Control” means the first to occur of the following events:

(i) A change in ownership of the Company. On the date any “Person” (as defined in subparagraph (iv) below) acquires ownership of stock of the Company that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that there shall be no Change in Control and this subparagraph (i) shall not apply if such acquiring Person is a corporation and 2/3’s of the Board of Directors of the acquiring Person immediately after the transaction consists of individuals who constituted a majority of the Board immediately prior to the acquisition of such fifty percent (50%) or more total fair market value or total voting power; and provided, further, that if any Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person is not considered to be a Change in Control; or

(ii) A change in the effective control of the Company. On the date that either: (a) any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or on the date a majority of members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

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(iii) A change in the ownership of a substantial portion of the Company’s assets. On the date any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than eighty percent (80%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change in Control when there is such a sale or transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s then outstanding stock; (ii) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least fifty percent (50%) of the total value or voting power of the outstanding stock of the Company; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the outstanding stock of the Company.

(iv) For purposes of subparagraphs (i), (ii) and (iii) above, “Person” shall have the meaning given in Code Section 7701(a)(1). Person shall include more than one Person acting as a group as defined by the final Treasury Regulations issued under Section 409A of the Code.

“Change in Control Date” shall mean the date on which a Change in Control occurs.

“Change in Control Period” shall mean the 24 month period commencing on the Change in Control Date; provided, however, if the Company terminates the Executive’s employment with the Company prior to the Change in Control Date, and it is reasonably demonstrated that the Executive’s (i) employment was terminated at the request of an unaffiliated third party who has taken steps reasonably calculated to effect a Change in Control or (ii) termination of employment otherwise arose in connection with or in anticipation of the Change in Control, then the “Change in Control Period” shall mean the 24 month period beginning on the date immediately prior to the date of the Executive’s termination of employment with the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Group” shall mean the Company, together with its subsidiaries including the Subsidiary.

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“Competing Business” means any business or activity that (i) competes with any member of the Company Group for which the Executive performed services or the Executive was involved in for purposes of making strategic or other material business decisions and (ii) involves products or services concerning mesh covered vascular implants for the purposes of preventing embolization.

“Confidential Information” shall include Trade Secrets and confidential and proprietary information acquired by the Executive in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Company Group (such as non-public information), (ii) is designated or marked by any member of the Company Group as “confidential” or reasonably should be considered confidential or proprietary, or (iii) any member of the Company Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Company Group. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about medical devices or products of any member of the Company Group (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

“Disability” as used in this Agreement shall have the meaning given that term by any disability insurance the Company carries at the time of termination that would apply to the Executive. Otherwise, the term “Disability” shall mean the inability of the Executive to perform his duties and responsibilities under this Agreement as a result of a physical or mental illness, disease or personal injury he has incurred. Any dispute as to whether or not the Executive has a “Disability” for purposes of this Agreement shall be resolved by a physician reasonably satisfactory to the Board and the Executive (or his legal representative, if applicable). If the Board and the Executive (or his legal representative, if applicable) are unable to agree on a physician, then each shall select one physician and those two physicians shall pick a third physician and the determination of such third physician shall be binding on the parties.

“Good Reason” shall mean the occurrence of any of the following without the written consent of the Executive: (i) any duties, functions or responsibilities are assigned to the Executive that are materially inconsistent with the Executive’s duties, functions or responsibilities with the Company or the Subsidiary as contemplated or permitted by Section 1.1; (ii) material diminution in Executive’s duties; (iii) the base salary of the Executive is materially reduced, unless a reduction in accordance with Section 2.2; (iv) there is a material adverse change or termination of the Executive’s right to participate, on a basis substantially consistent with practices applicable to senior executives of the Company generally, in any bonus, incentive, profit-sharing, stock option, stock purchase, stock appreciation, restricted stock, discretionary pay or similar policy, plan, program or arrangement of the Company, or any material adverse failure to provide the compensation and benefits contemplated by Sections 2.3, 2.4 and Article III, except where necessary to avoid the imposition of any additional tax under Section 409A of the Code; (v) there is a material termination or denial of the Executive’s right, on a basis substantially consistent with practices applicable generally to senior executives of the Company, to participate in and receive service credit for benefits as provided under, all life, accident, medical payment, health and disability insurance, retirement, pension, salary continuation, expense reimbursement and other employee and perquisite policies, plans, programs and arrangements that generally are made available to senior executives of the Company, except for any arrangements that the Board adopts for select senior executives to compensate them for special or extenuating circumstances or as needed to comply with applicable law or as necessary to avoid the imposition of any additional tax under Section 409A; (vi) any material breach by the Company of its representations under Section 7.7(b), or the guaranty by Subsidiary on the signature page of the Agreement; or (vii) a majority of the members of the Board is replaced during any three (3) month period.

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“Indemnity Agreement” means that certain Indemnity Agreement dated January 30, 2012 by and between the Company and the Executive, the terms of which shall not be superseded by this Agreement.

“Person” shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.

“Prohibited Area” means North America, South America and the European Union, which Prohibited Area the parties have agreed to as a result of the fact that those are the geographic areas in which the members of the Company Group conduct a preponderance of their business and in which the Executive provides substantive services to the benefit of the Company Group.

“Section 409A” shall mean Section 409A of the Code and regulations promulgated thereunder (and any similar or successor federal or state statute or regulations).

“Trade Secrets” are information of special value, not generally known to the public that any member of the Company Group has taken steps to maintain as secret from Persons other than those selected by any member of the Company Group.

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